Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MISTER CAR WASH, INC.

Mister Car Wash, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.
The Amended and Restated Certificate of Incorporation of the Corporation was originally filed with the Delaware Secretary of State on May 25, 2022 (the “Certificate of Incorporation”).

2.
Section 1 of Article VII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

3.
The aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.
All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 25th day of May, 2023.

MISTER CAR WASH, INC.

By: /s/ Markus Hartmann

Name: Markus Hartmann

Title: Secretary